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                                                                     Exhibit 21

                         Subsidiaries of the Registrants


The Premcor Refining Group Inc.

         Sabine River Holding Corp.
         Neches River Holding Corp. - Delaware
         Port Arthur Coker Company L.P. - Delaware
         Port Arthur Finance Corp. - Delaware
         Premcor Investments Inc. - Nevada
         Premcor P.A. Pipeline Company - Delaware
         Polymer Asphalt Products, L.C. - Missouri

Sabine River Holding Corp.

         Neches River Holding Corp. - Delaware
         Port Arthur Coker Company L.P. - Delaware (1% General Partner
         Interest)
         Port Arthur Finance Corp. - Delaware

Neches River Holding Corp.

         Port Arthur Coker Company L.P. - Delaware (99% Limited Partner
         Interest)
         Port Arthur Finance Corp. - Delaware

Port Arthur Coker Company L.P.

         Port Arthur Finance Corp. - Delaware

Port Arthur Finance Corp.

         None